Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Sr. Director, Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2011 Third Quarter

Solid Revenue Growth and Record Third Quarter Profitability

Fremont, Calif., - September 27, 2011 - NEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal third quarter ended August 31, 2011.

	Q3 FY11	Q3 FY10	Net Change
Revenue ($M)	$2,572	$2,177	18.1%
Operating income ($M)(1)	$66.5	$52.2	27.5%
Operating margin(1)	2.59%	2.40%	19 bp
Net income attributable to SYNNEX Corporation ($M)(1)	$39.0	$30.9	26.3%
EPS(1)	$1.07	$0.86	24.4%

1.	Includes a $4.1 million credit adjustment to contingent M&A consideration in the fiscal 2011 third quarter.

“I am very pleased with our sales growth and significant margin expansion this past quarter. Our excellent results were driven by increased market share in our core commercial business, our continued focus and execution in key IT growth markets, and new client engagements in our services segment,” stated Kevin Murai, President and Chief Executive Officer. “Our investments in value-added services are gaining traction and continue to further differentiate us from our competitors.”

Fiscal 2011 Third Quarter Business Segment Highlights:

•

Distribution: Revenue from continuing operations was $2.54 billion, an increase of 17.9% over the prior fiscal year third quarter. The year ago third quarter included $77.4 million in revenue from the portion of the contract assembly business which was sold in the third fiscal quarter of 2010. The acquisition on December 1, 2010 of SYNNEX Infotec Corporation in Japan added $297.0 million to the fiscal 2011 third quarter revenue. Distribution income from continuing operations before non-operating items, income taxes and noncontrolling interest was $58.6 million, or 2.31% of distribution revenue compared with $47.9 million, or 2.23% in the prior fiscal year quarter.

•	Global Business Services (GBS): Revenue from continuing operations was $40.5 million, an increase of 30.7% over the prior fiscal year third quarter. The year ago third quarter included $4.8 million from NDS business which was sold on August 31, 2010. The revenue contribution from acquisitions made in late 2010 onward was $13.0 million in the fiscal third quarter. GBS income from continuing operations before non-operating items, income taxes and noncontrolling interest inclusive of a $4.1 million benefit from the credit adjustment to contingent M&A consideration was $7.9 million, or 19.58% of GBS revenue compared with $4.2 million, or 13.65% in the prior fiscal year quarter.

Fiscal 2011 Third Quarter Additional Financial Highlights:

•	The trailing fiscal four quarters ROIC increased to 10.5% for the fiscal third quarter of 2011, up from 10.0% in the prior year fiscal third quarter.

•	The cash conversion cycle was 45 days.

•	The debt to capitalization ratio was 29%.

•	Depreciation and amortization were $3.7 million and $1.8 million, respectively.

Fiscal 2011 Fourth Quarter Outlook:

The following statements are based on the Company’s current expectations for the fourth quarter of fiscal 2011. These statements are forward-looking and actual results may differ materially.

“For the fiscal fourth quarter we anticipate the demand environment in North America and Japan will remain relatively stable and in-line with normal seasonal trends,” Mr. Murai continued. “We expect to continue outpacing overall IT distribution channel growth and to extract increasing benefits from our recent acquisitions in Japan and within our GBS segment.”

•	Revenue is expected to be in the range of $2.78 billion to $2.88 billion.

•	Net income is expected to be in the range of $41.0 million to $42.4 million.

•	Diluted earnings per share are expected to be in the range of $1.11 to $1.15.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 95090551. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded.

About SYNNEX

SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our business strategy, our competitive position, demand environment, growth in profitability, growth in various business segments, anticipated benefits of our acquisitions and our revenue, net income and earnings per share, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; decrease in demand as a result of the events in Japan; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; risks associated with our anti-dilution share repurchase program; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended May 31, 2011 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2011 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended August 31, 2011	Three Months Ended August 31, 2010	Nine Months Ended August 31, 2011	Nine Months Ended August 31, 2010

Revenue	$2,572,133	$2,177,066	$7,568,869	$6,145,916
Cost of revenue	(2,418,380)	(2,052,197)	(7,126,212)	(5,795,219)

Gross profit	153,753	124,869	442,657	350,697
Selling, general and administrative expenses	(87,235)	(72,715)	(271,126)	(216,156)

Income from continuing operations before non-operating items, income taxes and noncontrolling interest	66,518	52,154	171,531	134,541
Interest expense and finance charges, net	(6,472)	(4,585)	(18,910)	(12,130)
Other income (expense), net	(1,214)	(300)	(69)	770

Income from continuing operations before income taxes and noncontrolling interest	58,832	47,269	152,552	123,181
Provision for income taxes	(19,662)	(16,319)	(52,200)	(44,037)

Income from continuing operations before noncontrolling interest, net of tax	39,170	30,950	100,352	79,144
Income from discontinued operations, net of tax	—	—	—	75
Gain on sale of discontinued operations, net of tax	—	—	—	11,351

Net income	39,170	30,950	100,352	90,570
Net income attributable to noncontrolling interest	(134)	(36)	(194)	(153)

Net income attributable to SYNNEX Corporation	$39,036	$30,914	$100,158	$90,417

Amounts attributable to SYNNEX Corporation:
Income from continuing operations, net of tax	$39,036	$30,914	$100,158	$79,007
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	59
Gain on sale of discontinued operations, net of tax	—	—	—	11,351

Net income attributable to SYNNEX Corporation	$39,036	$30,914	$100,158	$90,417

Earnings per share attributable to SYNNEX Corporation:
Basic :
Income from continuing operations	$1.09	$0.88	$2.80	$2.29
Discontinued operations	—	—	—	0.33

Net income per common share – basic	$1.09	$0.88	$2.80	$2.62

Diluted :
Income from continuing operations	$1.07	$0.86	$2.72	$2.22
Discontinued operations	—	—	—	0.32

Net income per common share – diluted	$1.07	$0.86	$2.72	$2.54

Weighted-average common shares outstanding – basic	35,882	35,083	35,726	34,534

Weighted-average common shares outstanding – diluted	36,594	35,910	36,886	35,628

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 31, 2011	November 30, 2010

Assets
Current assets:
Cash and cash equivalents	$86,276	$88,038
Short-term investments	8,782	11,419
Accounts receivable, net	1,017,590	986,917
Receivable from vendors, net	126,720	132,409
Receivable from affiliates	855	5,080
Inventories	955,722	912,237
Current deferred tax assets	31,328	33,063
Other current assets	51,050	40,030

Total current assets	2,278,323	2,209,193
Property and equipment, net	116,245	91,995
Goodwill	176,467	139,580
Intangible assets, net	33,960	28,271
Deferred tax assets	2,199	605
Other assets	48,745	30,217

Total assets	$2,655,939	$2,499,861

Liabilities and equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$228,626	$245,973
Accounts payable	843,063	896,401
Payable to affiliates	—	3,195
Accrued liabilities	166,505	166,861
Income taxes payable	3,897	1,578

Total current liabilities	1,242,091	1,314,008
Long-term borrowings	88,142	9,044
Convertible debt	134,912	131,289
Long-term liabilities	59,112	49,431
Deferred tax liabilities	3,315	3,262

Total liabilities	1,527,572	1,507,034

SYNNEX Corporation’s stockholders’ equity:
Preferred stock	—	—
Common stock	36	36
Additional paid-in capital	299,096	285,406
Accumulated other comprehensive income	39,708	28,035
Retained earnings	779,351	679,193

Total SYNNEX Corporation stockholders’ equity	1,118,191	992,670
Noncontrolling interest	10,176	157

Total equity	1,128,367	992,827

Total liabilities and equity	$2,655,939	$2,499,861